Exhibit 4.5
SUPPLEMENT NO. 4
TO
TRUST INDENTURE
     THIS SUPPLEMENT NO. 4, dated as of September 30, 2005 (this “Supplement No. 4”), to that certain Trust Indenture, dated as of August 16, 2000 (the “Original Indenture”), as amended by Supplement No. 1 thereto, dated as of January 25, 2002 (“Supplement No. 1”), Supplement No. 2 thereto, dated as of November 15, 2002 (“Supplement No. 2”), and Supplement No. 3 thereto, dated as of December 14, 2004 (“Supplement No. 3”) (as so supplemented, the “Indenture”), is by and between WILMINGTON TRUST COMPANY, a Delaware banking corporation, as indenture trustee (the “Indenture Trustee”), and CAL DIVE I-TITLE XI, INC., a Texas corporation (the “Shipowner,” and together with the Indenture Trustee, the “Parties”).
     WHEREAS, pursuant to Title XI of the Merchant Marine Act, 1936, as amended, the Secretary, pursuant to the Guarantee Commitment, determined that the Actual Cost of the Q4000, Official Number 1122763 (the “Vessel”), was $158,260,932 as of August 16, 2000, and pursuant to the Credit Agreement and the Original Indenture, the Shipowner was authorized to issue up to $138,478,000 in principal amount of the Floating Rate Note, such Note to be replaced at or before the Stated Maturity by issuance by the Shipowner of Fixed Rate Bonds;
     WHEREAS, pursuant to Amendment No. 1 to Security Agreement, dated as of January 25, 2002, the Secretary redetermined the Actual Cost of the Vessel to be $183,065,667, and pursuant to Amendment No. 1 to Credit Agreement and Supplement No. 1, the Shipowner, among other things, was authorized to re-issue the Floating Rate Note in the form of the First Amended and Restated Floating Rate Note, in an amount not to exceed $160,182,000 (87.5% of the Actual Cost);
     WHEREAS, pursuant to Amendment No. 2 to Credit Agreement and Supplement No. 2, the Shipowner, the Lenders and the Indenture Trustee, among other things, changed the Stated Maturity of the First Amended and Restated Floating Rate Note and issued the Second Amended and Restated Floating Rate Note in replacement thereof;
     WHEREAS, pursuant to Amendment No. 3 to Security Agreement, dated as of December 15, 2004, the Secretary redetermined the estimated Actual Cost of the Vessel, and pursuant to Amendment No. 4 to Credit Agreement and Supplement No. 3, the Shipowner, among other things, fixed the initial amount outstanding under the Second Amended and Restated Floating Rate Note at $143,446,092, provided for future additional amounts of Fixed Rate Bonds to pay for the additional Guarantee Fees relating to the Fixed Rate Bonds and substituted previous amendments to the Amortization Schedule for the Obligations to accomplish such provisions by its Third Revised Amortization Schedule, attached as Attachment No. 1 to Supplement No. 3;

     WHEREAS, the Indenture and the Credit Agreement envision the replacement of the Second Amended and Restated Floating Rate Note by the issuance of Fixed Rate Bonds, and the Indenture and the Security Agreement, as amended, permit the issuance of Fixed Rate Bonds for payment of additional Guarantee Fees as items of additional Actual Cost, both in an aggregate amount permitted by the Security Agreement based on the Actual Cost of the Vessel;
     WHEREAS, the Shipowner hereby desires to issue its Fixed Rate Bonds in the form of sinking fund bonds only, in the Outstanding principal amount of the Second Amended and Restated Floating Rate Note of $132,090,883, plus $2,836,117 outstanding principal amount to fund additional amounts of Guarantee Fees relating to the Fixed Rate Bonds, as determined by the Secretary, for a total issuance of Fixed Rate Bonds of $134,927,000 aggregate principal amount (rounded down to the nearest $1,000) and the form of such Fixed Rate Bonds is attached hereto as Exhibit A; and
     WHEREAS, the Shipowner and the Secretary have agreed that the amortization of such Fixed Rate Bonds, to be accomplished through a mandatory sinking fund for such Fixed Rate Bonds, shall be as set forth in the Fourth Revised Amortization Schedule in the form attached hereto as Attachment No. 1 on a level debt-service (mortgage style) amortization.
     NOW, THEREFORE, in consideration of the mutual rights and obligations set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01 Definitions Generally. All capitalized terms used in this Supplement No. 4 and not defined herein shall have the meanings set forth therefor in Schedule A to the Indenture.
     SECTION 1.02 Supplement No. 4. Schedule A to the Indenture is hereby amended by:
     (i) Adding the following definition:
“Supplement No. 4 to Trust Indenture” means Supplement No. 4 to Trust Indenture, dated as of September 30, 2005.”;
     (ii) Deleting the definition of “Fixed Rate Bond(s)” in its entirety and substituting the following therefor:
“’Fixed Rate Bond’ means each, and “Fixed Rate Bonds” means all of the Obligations in the form of a Sinking Fund Bond substantially in the form of Exhibit 4 to the Indenture, as amended and restated by Exhibit A to Supplement No. 4 to Trust Indenture, as appropriately completed”; and

     (iii) Deleting the definition of “Authorized Newspapers” in its entirety, and substituting the following therefor:
“The Wall Street Journal, or if it ceases to exist, then such other newspaper as the Secretary may designate.”
     (iv) The definitions relating to Make-Whole Premium, to wit: “Make Whole Premium,” “Prepayment Value,” “Prospective Payment,” “Reinvestment Rate,” “Weighted Average Life to Final Maturity” and “Remaining Dollar Years,” set forth in Schedule A are deleted in their entirety and the following are substituted, respectively, therefor:
“Make-Whole Premium” with respect to any optional redemption of Bonds shall be determined by the Indenture Trustee two (2) Business Days prior to the date fixed for such redemption and shall mean the amount that is equal to the excess, if any, of (i) the sum of the respective Payment Values of each Prospective Payment, over (ii) one hundred percent (100%) of the aggregate principal amount being redeemed on such date; provided that, the Make-Whole Premium shall in no event be less than zero.
“Payment Value” of each “Prospective Payment” means the amount determined by discounting on a semiannual basis each Prospective Payment at the “Reinvestment Rate” for the period from the date on which such Prospective Payment was scheduled to be paid to the applicable date of redemption.
“Prospective Payment” means, with respect to any redemption of the Bonds: (i) each scheduled interest payment on the scheduled principal amount being redeemed, excluding any portion of any such interest payment accrued as of the date of redemption, plus (ii) the scheduled principal amount being redeemed.
“Reinvestment Rate” means (i) the per annum yield (expressed as a semiannual equivalent) determined by the Indenture Trustee to be the per annum rate equal to the semiannual yields to maturity of the issue of actively traded United States Treasury securities having a maturity equal to the “Weighted Average Life to Final Maturity”; provided, however, that if such Weighted Average Life to Final Maturity is not equal to the maturity of an actively traded United States Treasury security (rounded to the nearest one-twelfth of a year), such yield shall be obtained by linear interpolation from the yields of actively traded United States Treasury securities having the greater maturity closest to and the lesser maturity closest to such Weighted Average Life to Final Maturity, plus (ii) 0.25%. The yields shall be determined by reference to the yields as indicated by Telerate Access Service (page 500 or the relevant page at the date of determination indicating such yields) or, if such data cease to be available, any publicly available sources of similar market data selected by the Indenture Trustee as of the applicable time of determination.
“Weighted Average Life to Final Maturity” means the number of years (rounded up to the nearest one-twelfth of a year) obtained by dividing: (i) the then “Remaining Dollar Years” by (ii) the total amount of the then remaining aggregate unpaid principal amount of the Bonds without giving effect to such redemption.
“Remaining Dollar Years” means the sum of the products obtained by multiplying: (i) the amount of each remaining scheduled payment of principal of the Bond without giving effect to such redemption by (ii) the number of years (rounded to the nearest one-twelfth of a year) which will elapse between the date of redemption and the applicable Mandatory Sinking Fund Redemption date or payment, at maturity, for the principal amount being redeemed.”
ARTICLE II
THE OBLIGATIONS
     SECTION 2.01 The Obligations. Section 2(a) of the Special Provisions of the Indenture, as amended by Supplement No. 1 and Supplement No. 2, is deleted in its entirety and the following is substituted therefor:
“(a) The Obligations issued hereunder shall be Fixed Rate Bonds designated “United States Government Ship Financing Bonds, Q4000 Series,” and shall be in the form of Exhibit 4 to the Indenture, as amended and restated by Exhibit A to Supplement No. 4 to Trust Indenture, and the aggregate principal amount of Obligations which may be issued and Outstanding under this Indenture shall not exceed $134,927,000.”
     SECTION 2.02 Scheduled Mandatory Redemptions. (i) The first paragraph of Section 4(a) of the Special Provisions of the Indenture, as amended by Supplement Nos. 1, 2 and 3, is deleted in its entirety and the following is substituted therefor:
“(a) Scheduled Mandatory Redemption. The Obligations are subject to redemption at a Redemption Price equal to one hundred percent (100%) of the principal amount thereof, together with interest accrued thereon to the applicable Redemption Date, through the operation of scheduled mandatory sinking fund repayment, providing for semiannual redemption on February 1 and August 1 of each year, commencing February 1, 2006, of a principal amount of the Obligations as specified in the Obligations, plus interest accrued thereon to the Redemption Date so that the semiannual mandatory redemption of the aggregate principal amount of Obligations Outstanding shall be in the principal amount set forth in the fourth revised amortization schedule (the “Fourth Revised Amortization Schedule”), which is Attachment No. 1 to Supplement No. 4 to Trust Indenture, as the same may be revised as provided in the Indenture. There shall be a final redemption of the remaining outstanding principal of the Fixed Rate Bonds on February 1, 2027.”
     (ii) The second paragraph of Section 4(a) of the Special Provisions of the Indenture, as amended by Supplement Nos. 1 and 2 to Trust Indenture, is further amended by deleting said paragraph in its entirety and by substituting the following therefor:
“Notwithstanding the foregoing provisions of this subsection (a), if the principal amount of Outstanding Obligations shall be partially redeemed pursuant to Sections 3.04 or 3.06 of Exhibit 1 to the Indenture (or in the event of any optional redemption pursuant to Section 4(c) of these Special Provisions, or any purchase or acquisition by the Shipowner, other than by redemption, and delivery to the Indenture Trustee for cancellation pursuant to Section 2.10 of Exhibit 1 to the Indenture, of less than all the Obligations), the principal amount of Obligations to be redeemed on each subsequent mandatory sinking fund Redemption Date and Stated Maturity date pursuant to this subsection (a) shall be reduced by the amount of any such redemption or purchase or acquisition applied on a pro rata basis to the amounts set forth on the Fourth Revised Amortization Schedule (or any subsequent revisions thereof) for each semiannual payment (subject to such increases or decreases as shall be necessary so that the total principal amount of Obligations to be redeemed on any such Redemption Date shall be an integral multiple of $1,000); provided that, the entire amount of Outstanding Obligations shall be paid no later than February 1, 2027. The Shipowner shall, in accordance with Section 3.02(e) of Exhibit 1 hereto, as amended by these Special Provisions, promptly after each redemption pursuant to Sections 3.04 or 3.06, or redemption pursuant to Section 4(c) of these Special Provisions, or cancellation of such purchased or acquired Obligations, furnish to the Secretary, the Indenture Trustee and each Holder a revised Amortization Schedule of scheduled repayments of Obligations reflecting the reductions made pursuant to this subsection (a) as a result of such redemption, purchase or acquisition.”

     SECTION 2.03 Optional Redemptions of Obligations at Make-Whole Premium. Section 4(c) of the Special Provisions is deleted in its entirety, and the following is substituted therefor:
“At its option, the Shipowner may redeem the Bonds, in whole or in part, in a minimum principal amount of $10,000,000, on any Payment Date, at a Redemption Price equal to one hundred percent (100%) of the principal amount thereof, together with interest accrued thereon to such Redemption Date, together with the Make-Whole Premium specified in such Bonds. No Make-Whole Premium shall be owed in connection with any mandatory redemption of the Bonds, any redemption of the Obligations at the option of the Secretary, or any other redemption of the Obligations pursuant to any provisions of the Indenture not set forth in this Section 4(c).”
     SECTION 2.04 Optional Sinking Fund Redemptions. Section 4(e) of the Special Provisions of the Indenture is deleted in its entirety and the following is substituted therefore:
     “(e) Intentionally omitted.”
     SECTION 2.05 Concerning Section 2.01 of Exhibit 1 to the Indenture. Section 5(e) of the Special Provisions of the Indenture is amended by:
     (i) Adding the following to the end of the first sentence of Section 2.01(c) prior to the period:
“provided, however, upon redemption in whole of any of the Obligations, including at Stated Maturity, principal, premium, if any, and interest due upon such redemption or Stated Maturity shall be paid to the Obligee by presentment (by mail or otherwise) of such Obligation to the Indenture Trustee”;
     (ii) The words “under (y)” are deleted from the second sentence of Section 2.01(c); and
     (iii) The following sentence is added as a third and last sentence of Section 2.01(c):
“Notwithstanding the foregoing, in the event that the Obligations are registered in the name of The Depository Trust Company (“DTC’), Cede & Co. (“Cede”), as nominee for DTC, or another nominee of DTC, payment of principal and interest and premium (if any) on the Obligations shall be made pursuant to a Blanket Letter of Representation (“BLOR”), which is executed among the Shipowner, the Indenture Trustee and DTC, a copy of which is being made available to all parties at the Closing for the Fixed Rate

Bonds, and all references in Sections 5(w) (Concerning Section 6.09) and 5(cc) of the Special Provision to the “Letter of Representation” and “LOR” shall be changed to “BLOR”.”
SECTION 2.06 Concerning Section 2.10 of Exhibit 1 to the Indenture.
     (a) Upon surrender of the Second Amended and Restated Floating Rate Note issued on November 15, 2002 to the Indenture Trustee by the Holder thereof following the payment in full of all amounts due thereunder, such Note shall be endorsed to show the redemption of the outstanding amount and thereupon shall be cancelled pursuant to Section 2.10 of Exhibit 1 to the Indenture.
     (b) On and after the date of this Supplement No. 4, the Shipowner shall not execute and the Indenture Trustee shall not authenticate, transfer, exchange or deliver any Obligation, except the Fixed Rate Bonds in the form of Exhibit 4 to the Indenture, as amended and restated by Exhibit A to Supplement No. 4.
     SECTION 2.07 Concerning Section 3.02 (a) of Exhibit 1 to the Indenture. Section 3.02(a) of Exhibit 1 to the Indenture is deleted in its entirety and all mandatory sinking fund payments and adjustments thereto shall be governed by Sections 4(a) and 4(d) of the Special Provisions, as amended by this Supplement No. 4.
     SECTION 2.08 Concerning Section 3.02(b) of Exhibit 1 to the Indenture. Section 3.02(b) of Exhibit 1 hereto is deleted in its entirety and the following is substituted therefor:
     “(b) Intentionally omitted.”
     SECTION 2.09 Concerning Section 3.02(c) of Exhibit 1 to the Indenture. Section 3.02(c) of Exhibit 1 to the Indenture, as amended by Section 5(j) of the Special Provisions, is deleted in its entirety and the following is substituted therefor:
     “(c) Intentionally omitted.”
     SECTION 2.10 Concerning Section 3.03 of Exhibit 1 to the Indenture. Section 3.03 of Exhibit 1 to the Indenture is deleted in its entirety and all optional redemptions at premium shall be governed by Section 4(c) of the Special Provisions, as amended by this Supplement No. 4, and Section 4(f) of the Special Provisions.
     SECTION 2.11 Concerning Section 3.06 of Exhibit 1 to the Indenture. Section 4(f) of the Special Provisions is amended by deleting the word “Shipowner” in the last sentence thereof and inserting “Secretary” in substitution therefor.
     SECTION 2.12 Concerning Section 3.07 of Exhibit 1 to the Indenture. Section 3.07 of Exhibit 1 to the Indenture and Section 5(n) of the Special Provisions are deleted in their entirety and the following is substituted therefor:

“If less than all the Obligations are to be redeemed pursuant to Sections 3.04 and 3.06 of Exhibit 1 to the Indenture, or Section 4(c) of the Special Provisions, the Indenture Trustee shall select the particular Obligations to be redeemed by allocating the principal amount to be redeemed among the Holders of such Obligations in proportion to the aggregate principal amount thereof held by each Holder of the Obligations registered in their name, making adjustments so that the principal amount of any Obligations to be redeemed shall be $1,000.00 or any integral multiple thereof. If, at such time such Obligations are evidenced by the Global Obligation so that the Bond Owners are not the Holders thereof for purposes of the Indenture, DTC will allocate the principal amounts to be redeemed among the Bond Owners in accordance with their customary practice, which is currently by lot.”
     SECTION 2.13 Concerning Section 3.09 of Exhibit 1 to the Indenture. Section 5(o) of the Special Provisions is deleted in its entirety and the following substituted therefor:
“Unless otherwise specifically provided herein, prior to the opening of business on any Redemption Date, the Shipowner shall cause to be deposited an amount sufficient for such Redemption with irrevocable directions to so apply the same. Failure to deposit amount with the Indenture Trustee or Paying Agent for any payment of principal, premium (if any) or interest shall render any notice to redeem or pay of no effect, and the Indenture Trustee shall so advise the Holders.”
     SECTION 2.14. Concerning Section 4.03 of Exhibit 1 to Indenture. Section 5(r) of the Special Provisions is amended by deleting the word “Any” at the beginning thereof and inserting the words “Subject to application law, including State escheat laws, any” in substitution therefor, and by deleting the word “Shipowner” from the second sentence thereof and inserting the words “Persons that received the unclaimed amounts.”
ARTICLE III
FOURTH REVISED AMORTIZATION SCHEDULE
     SECTION 3.01. Fourth Revised Amortization Schedule. Section 3.01 of Supplement No. 3 is deleted in its entirety and the following inserted in lieu thereof:
“SECTION 3.01. Fourth Revised Amortization Schedule. Attached hereto as Attachment 1 to this Supplement No. 4, and in accordance with Section 3.02(e) of Exhibit 1 to the Indenture (as amended by Section 5(g) of the Special Provisions), is the Fourth Revised Amortization Schedule of scheduled repayments of the Obligations reflecting changes in redemption of the principal amount of the Obligations in accordance with the Indenture, as supplemented by this Supplement No. 4. The Fourth Revised Amortization Schedule replaces all prior Amortization Schedules, including that set forth in Attachment 1 to the original Indenture, the Revised Amortization Schedule attached as an exhibit to Supplement No. 1, the Second Revised Amortization Schedule attached as an exhibit to Supplement No. 2 and the Third Revised Amortization Schedule attached as an exhibit to Supplement No. 3.”
ARTICLE IV
MISCELLANEOUS PROVISIONS
     SECTION 4.01. Pursuant to Section 10.02 of the Indenture, the signature of the Shipowner below shall constitute a Request of the Shipowner that the Indenture Trustee execute this Supplement No. 4.
     SECTION 4.02. The Indenture Trustee accepts the modifications of the Indenture hereby effected only upon the terms and conditions set forth in the Indenture, as supplemented and amended by Supplement Nos. 1, 2 and 3 to Trust Indenture and this Supplement No. 4.
     SECTION 4.03. All capitalized terms used herein which are not otherwise defined herein have the meanings set forth in Schedule A to the Indenture, as supplemented and amended by Supplement Nos. 1, 2 and 3 to Trust Indenture and this Supplement No. 4.
     SECTION 4.04. Except as so amended, the provisions of the Indenture are hereby confirmed, and shall remain in full force and effect.
     SECTION 4.05. This Supplement No. 4 may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(SIGNATURE PAGE FOLLOWS)

     IN WITNESS WHEREOF, this Supplement No. 4 to Trust Indenture has been duly executed by the Parties on the day and year first above written.

CAL DIVE I-TITLE XI, INC.,
as Shipowner

			By	/s/ A. WADE PURSELL

				Name: Title:	A. Wade Pursell Vice President

Attest:

By	/s/ JAMES LEWIS CONNOR, III

	Name:	James Lewis Connor, III
	Title:	Vice President

WILMINGTON TRUST COMPANY,
as Indenture Trustee

			By	/s/ ROBERT J. PERKINS

				Name:	Robert J. Perkins
Attest:				Title:	Assistant Secretary and
Financial Services Officer
By	/s/ CHARISSE L. RODGERS

	Name:	Charisse L. Rodgers
	Title:	Vice President

EXHIBIT A
FORM OF SPECIMEN FIXED RATE BOND

Exhibit A to Supplement No. 4 to Trust Indenture
FORM OF SPECIMEN FIXED RATE BOND
Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co., or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

$134,927,000	CUSIP ___ No. 1
UNITED STATES GOVERNMENT GUARANTEED
SHIP FINANCING BOND, Q4000 SERIES
4.93% Sinking Fund Bond Due February 1, 2027
Issued by
CAL DIVE I-TITLE XI, INC.
          Principal and interest are guaranteed under Title XI of the Merchant Marine Act, 1936, as amended.
     CAL DIVE I-TITLE XI, INC., a Texas corporation (herein called the “Shipowner”), FOR VALUE RECEIVED, promises to pay to CEDE & CO., or registered assigns, the principal sum of ONE HUNDRED THIRTY-FOUR MILLION NINE HUNDRED TWENTY-SEVEN THOUSAND DOLLARS ($134,927,000) on February 1, 2027, and to pay interest semiannually in arrears on February 1 and August 1 of each year, commencing on February 1, 2006, on the unpaid principal amount of this Bond at the rate of four and 93/100th percent (4.93%) per annum calculated on the basis of a 360-day year and twelve 30-day months from the interest payment date referred to above next preceding the date of this Bond to which interest has been paid (unless the date hereof is the date to which interest on this Bond has been paid, in which case from the date of this Bond), or if no interest has been paid on this Bond since the Original Issue Date (as described in the Indenture hereinafter mentioned) of this Bond, from such Original Issue Date, until payment of said principal sum has been made or duly provided for, and at the same rate per annum on any overdue principal.
     The principal of and the interest on this Bond, as well as any premium hereon in the case of certain redemptions hereof prior to maturity, are payable to the registered Holder hereof at the

Corporate Trust Office of the Indenture Trustee, WILMINGTON TRUST COMPANY, a Delaware banking corporation (the “Indenture Trustee”), or at any Paying Agent maintained for such purposes in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts therein; provided that, payments may be made by check mailed to the address of the registered owner hereof as such address shall appear on the Bond Register of said Indenture Trustee, and by such other methods of payment as permitted by the Indenture.
     This Bond is one of an issue of obligations of the Shipowner of the $134,927,000 aggregate principal amount of sinking fund bonds, designated as its “United States Government Guaranteed Ship Financing Bonds, Q4000 Series” (herein sometimes called the “Bonds”), all issued under a Trust Indenture, dated as of August 16, 2000, between the Shipowner and the Indenture Trustee (said Trust Indenture, as heretofore supplemented and amended and as the same may be further amended, modified or supplemented from time to time as permitted thereunder, hereinafter called the “Indenture”), to aid in financing the cost of the construction by the Shipowner of the Vessel (the Bonds are hereinafter sometimes individually called an “Obligation” and collectively called the “Obligations”). The Bonds are specifically issued, among other things, to replace the Shipowner’s Second Amended and Restated Floating Rate Note, also issued under the Indenture. Reference is hereby made to the Indenture for a definition of all capitalized terms used and not otherwise defined herein and a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Shipowner and the Indenture Trustee, and the rights and limitations of rights of the Holders of the Obligations and the Secretary.
     In accordance with the terms of the Authorization Agreement, dated as of August 16, 2000 (said Authorization Agreement as heretofore supplemented and amended and as the same may be further amended, modified or supplemented from time to time as permitted thereunder, herein called the “Authorization Agreement”) between the UNITED STATES OF AMERICA, represented by the SECRETARY OF TRANSPORTATION, acting by and through the MARITIME ADMINISTRATOR (herein called the “Secretary”), and the Indenture Trustee and by endorsement of the guarantee of the United States of America (the “Guarantees”) on each of the Obligations and the authentication and delivery of the Guarantees by the Indenture Trustee, all pursuant to the Act, this Bond is guaranteed by the United States of America as provided in the Authorization Agreement and in the Guarantees endorsed thereon. Reference is hereby made to the Authorization Agreement for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Secretary and the Indenture Trustee, and the rights and limitations of rights of the Holders of this Bond.
     Furthermore, it is hereby noted that Section 1103(d) of Title XI of the Act provides that:
“The full faith and credit of the United States is pledged to the payment of all guarantees made under this title with respect to both principal and interest, including interest, as may be provided for in the guarantee, accruing between the date of default under a guaranteed obligation and the payment in full of the guarantee.”

     If an Indenture Default shall have occurred and be continuing, the Indenture Trustee, as provided in the Indenture, shall not later than sixty (60) days from the date of such Indenture Default, demand payment by the Secretary of the Guarantees, whereupon the entire unpaid principal amount of the Outstanding Obligations and all unpaid interest thereon shall become due and payable on the first to occur of the date which is thirty (30) days from the date of such demand or the date on which the Secretary pays the Guarantees. If no demand for payment of the Guarantees shall have been made by the Indenture Trustee on or before the 30th day following an Indenture Default, the Holder of any Outstanding Obligation may, in the manner provided in the Indenture, make such demand in place of the Indenture Trustee. In the event of an Indenture Default of which the Secretary has actual knowledge, the Secretary, as provided in the Authorization Agreement, will publish notice in the Authorized Newspapers, which shall be The Wall Street Journal, of the occurrence of such Indenture Default within thirty (30) days from the date of such Indenture Default, unless demand for payment under the Guarantees shall previously have been made by the Indenture Trustee, but any failure to publish such notice or any defect therein shall not affect in any way any rights of the Indenture Trustee, the Secretary, or any Holder of an Obligation with respect to such Indenture Default.
     Within thirty (30) days from the date of any demand for payment of the Guarantees, the Secretary shall pay to the Indenture Trustee, as agent and attorney-in-fact for the Holders of the Outstanding Obligations (including this Bond), all of the unpaid interest to the date of such payment on, and the unpaid balance of the principal of, such Obligations in full, in cash; provided that, in the case of a demand made as a result of an Indenture Default, the Secretary shall not be required to make any such payment (i) if within such 30-day period (and prior to any payment of the Guarantees by the Secretary), the Secretary finds either that there was no Payment Default, or that such Payment Default was remedied prior to the demand for payment of the Guarantees, or (ii) the Secretary assumes the Obligations and makes all payments then in default in the manner provided in Section 6.09 of the Indenture. In each such event, the Guarantees shall continue in full force and effect.
     The Holder of this Bond, by the purchase and acceptance hereof, hereby irrevocably appoints the Indenture Trustee and each other Holder of any of the Outstanding Obligations as agent and attorney-in-fact for the purpose of making any demand for payment of the Guarantees, and (in the case of the Indenture Trustee) of receiving and distributing such payment; provided that, no action or failure to act by the Indenture Trustee shall affect the right of the Holder of this Bond to take any action whatsoever permitted by law and not in violation of the terms of this Bond or of the Indenture.
     Any amount payable by the Secretary under the Guarantees shall not be subject to any claim or defense of the United States of America, the Secretary, or others, whether by way of counterclaim, set-off, reduction or otherwise. Further, the Holder of this Bond shall have no right, title or interest in any collateral or security given by the Shipowner to the Secretary.
     After payment of the Guarantees by the Secretary to the Indenture Trustee, this Bond (1) if it has not then been surrendered for cancellation or cancelled, shall represent only the right to receive payment in cash of an amount (less the amount, if any, required to be withheld with respect to transfer or other taxes on payments to the Holder of this Bond) equal to the unpaid principal amount hereof and the unpaid interest accrued hereon to the date on which the Secretary shall have paid the Guarantees in full in cash to the Indenture Trustee, (2) shall otherwise no longer constitute or represent an obligation of the Shipowner, and (3) shall not be entitled to any other rights or benefits provided in the Indenture, subject to Section 6.08 of the Indenture.
     The Bonds (including this Bond) may be redeemed upon the terms and conditions provided in the Indenture, in whole or in part, at the option of the Shipowner, at any time or from time to time at least thirty (30) days’ prior notice given as provided in the Indenture, at a redemption price equal to one hundred percent (100%) of the principal amount hereof, being so redeemed, together with the interest accrued thereon to the date fixed for redemption, plus the Make-Whole Premium (as hereinafter defined).
     The “Make-Whole Premium” with respect to any optional redemption of Bonds shall be determined by the Indenture Trustee as of 11:00 a.m. (New York City time) on the day which is two (2) Business Days prior to the date fixed for such redemption and shall be equal to the excess, if any, of (i) the sum of the respective Payment Values (as defined below) of each Prospective Payment (as defined below), over (ii) one hundred percent (100%) of the aggregate principal amount being redeemed on such date; provided that, the Make-Whole Premium shall in no event be less than zero.
     The “Payment Value” of each “Prospective Payment” (as defined below) means the amount determined by discounting on a semiannual basis each Prospective Payment at the “Reinvestment Rate” (as defined below) for the period from the date on which such Prospective Payment was scheduled to be paid to the applicable date of redemption.
     “Prospective Payment” means, with respect to any redemption of the Bonds: (i) each scheduled interest payment on the scheduled principal amount being redeemed, excluding any portion of any such interest payment accrued as of the date of redemption, plus (ii) the scheduled principal amount being redeemed.
     “Reinvestment Rate” means (i) the per annum yield (expressed as a semiannual equivalent) determined by the Indenture Trustee to be the per annum rate equal to the semiannual yield to maturity of the issue of actively traded United States Treasury securities having a maturity equal to the “Weighted Average Life to Final Maturity” (as defined below); provided, however, that if such Weighted Average Life to Final Maturity is not equal to the maturity of an actively traded United States Treasury security (rounded to the nearest one-twelfth of a year), such yield shall be obtained by linear interpolation from the yields of actively traded United States Treasury securities having the greater maturity closest to and the lesser maturity closest to such Weighted Average Life to Final Maturity, plus (ii) 0.25%. The yields shall be determined by reference to the yields as indicated by Telerate Access Service (page 500 or the relevant page at the date of determination indicating such yields) or, if such data cease to be available, any publicly available sources of similar market data selected by the Indenture Trustee as of the applicable time of determination.

     “Weighted Average Life to Final Maturity” means the number of years (rounded up to the nearest one-twelfth of a year) obtained by dividing: (i) the then “Remaining Dollar Years” (as defined below) by (ii) the total amount of the then remaining aggregate unpaid principal amount of the Bonds without giving effect to such redemption.
     “Remaining Dollar Years” means the sum of the products obtained by multiplying: (i) the amount of each remaining scheduled payment of principal of the Bond without giving effect to such redemption by (ii) the number of years (rounded to the nearest one-twelfth of a year) which will elapse between the date of redemption and the applicable Mandatory Sinking Fund Redemption date or payment, at maturity, for the principal amount being redeemed.”
     The Bonds (including this Bond) are also subject to redemption (without Make-Whole Premium or other premium), upon the terms and conditions provided in the Indenture and upon thirty (30) days’ prior notice, through the operation of a mandatory sinking fund providing for the redemption on February 1, 2006, and on each August 1 and February 1 thereafter to and including August 1, 2026, at one hundred percent (100%) of the principal amount thereof plus interest accrued thereon to such date, of a principal amount of the Bonds as set forth below (or such lesser amount of the Bonds as shall be Outstanding due to prior reductions in accordance with the Indenture and the Bonds):

Redemption Date	Principal Amount ($)	Redemption Date	Principal Amount ($)
February 1, 2006	1,783,314	August 1, 2016	2,995,223
August 1, 2006	1,827,897	February 1, 2017	3,070,103
February 1, 2007	1,873,595	August 1, 2017	3,146,856
August 1, 2007	1.920,435	February 1, 2018	3,225,527
February 1, 2008	1,968,445	August 1, 2018	3,306,165
August 1, 2008	2,017,657	February 1, 2019	3,388,819
February 1, 2009	2,068,098	August 1, 2019	3,473,540
August 1, 2009	2,119,800	February 1, 2020	3,560,378
February 1, 2010	2,172,795	August 1, 2020	3,649,388
August 1, 2010	2,227,115	February 1, 2021	3,740,622
February 1, 2011	2,282,793	August 1, 2021	3,834,138
August 1, 2011	2,339,863	February 1, 2022	3,929,991
February 1, 2012	2,398,360	August 1, 2022	4,028,241
August 1, 2012	2,458,319	February 1, 2023	4,128,947
February 1, 2013	2,519,777	August 1, 2023	4,232,171
August 1, 2013	2,582,771	February 1, 2024	4,337,975
February 1, 2014	2,647,340	August 1, 2024	4,444,425
August 1, 2014	2,713,524	February 1, 2025	4,557,585
February 1, 2015	2,781,362	August 1, 2025	4,671,525
August 1, 2015	2,850,896	February 1, 2026	4,788,313
February 1, 2016	2,922,168	August 1, 2026	4,908,021
and at Stated Maturity there shall become due and payable the balance of the unpaid principal amount of the Bonds at the time Outstanding, together with interest accrued thereon (each a “Mandatory Sinking Fund Redemption”).
     The Obligations (including this Bond) are also subject to prepayment, upon the terms and conditions provided in the Indenture, at one hundred percent (100%) of the principal amount thereof, plus interest accrued thereon to the date of prepayment, upon at least thirty (30) days’ prior notice: (a) in part, in the event that Obligations must be redeemed so that the principal amount of all Obligations Outstanding after such redemption will not exceed 87.5% of the Actual Cost or amortized Actual Cost of the Vessel, as the case may be, as determined by the

Secretary; (b) in whole, in the event of an actual, constructive, agreed or compromised total loss of, or requisition of title to, or seizure or forfeiture of, the Vessel; or (c) in whole or in part, at the option of the Secretary, at any time following an assumption of the Bonds and the Indenture by the Secretary.
     In the event of any partial redemption of the Bonds pursuant to a redemption with Make-Whole Premium, or pursuant to redemption referred to in the immediately preceding paragraph, or in the event of any purchase or acquisition by the Shipowner (or than by redemption) and delivery to the Indenture Trustee for cancellation pursuant to Section 2.10 of the Indenture of less than all the Bonds, any Bonds so redeemed, or so purchased or acquired, shall be applied pro rata against remaining Mandatory Sinking Fund Redemptions, based upon the amount of each such redemption as set forth in the table above.
     Any optional prepayment shall be subject to the receipt of the prepayment monies by the Indenture Trustee or any Paying Agent in accordance with the terms and conditions of the Indenture. Any amount of the Obligations called for prepayment shall (unless the Shipowner shall cancel the proposed optional redemption) cease to bear interest on and after the date fixed for prepayment.
     As provided in the Indenture and to the extent permitted thereby, compliance by the Shipowner with any of the terms of the Indenture may be waived, and the Indenture and the rights and obligations of the Shipowner, and the rights of the Holders of the Obligations (including this Bond) thereunder may be modified, at any time with the prior consent of the Secretary, and except as otherwise expressly provided in the Indenture, the consent of the Holders of at least sixty percent (60%) in principal amount of the Outstanding Obligations affected thereby in the manner and subject to the limitations set forth in the Indenture; provided that, no such waiver or modification shall (1) without the consent of the Holder of each Obligation affected thereby: (a) change the Stated Maturity or reduce the principal amount of any Obligation; (b) extend the time of payment of, or reduce the rate of, interest thereon; (c) change the due date of or reduce the amount of any sinking fund payment; (d) reduce any premium payable upon the redemption thereof; or (e) change the coin or currency in which any Obligation or the interest thereon is payable, or (2) without the consent of all Holders of the Obligations: (a) terminate or modify any of the Guarantees or the obligations of the United States of America thereunder; (b) reduce the amount of any of the Guarantees; (c) eliminate, modify or condition the duties of the Indenture Trustee to demand payment of the Guarantees; (d) eliminate or reduce the eligibility requirements of the Indenture Trustee; or (e) reduce the percentage of principal amount of the Obligations the consent of whose Holders is required for any such modification or waiver.
     The Indenture provides that the Obligations (including this Bond) shall no longer be entitled to any benefit provided therein if the Obligations shall have become due and payable at Stated Maturity (whether by repayment, prepayment, redemption or otherwise) and funds sufficient for the payment thereof (including interest to the date fixed for such payment, together with any premium thereon) and available for such payment (1) shall be held by the Indenture Trustee or any Paying Agent, or (2) shall have been so held and shall thereafter have been paid to the Shipowner, or returned to the Secretary, after having been unclaimed for six (6) years after the date of Stated Maturity thereof (whether by repayment, prepayment, redemption or otherwise) or the date of payment of the Guarantees, except for the right (if any), of the Holder to receive payment from the Shipowner of any amounts paid to the Shipowner or the Secretary, if such funds have been returned to the Secretary, as provided in (2) above with respect to this Bond, all subject to the provisions of Section 6.08 of the Indenture.
     In the event that Definitive Obligations are issued pursuant to the terms hereof and the Indenture, this Bond is transferable by the registered Holder or by his duly authorized attorney, at the Corporate Trust Office of the Indenture Trustee, upon surrender or cancellation of this Bond, accompanied by an instrument of transfer in form satisfactory to the Shipowner and the Indenture Trustee, duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon new, fully registered Bonds of like series and maturity for the same aggregate principal amount will be issued to the transferees in exchange therefor, each in the principal amount of $1,000.00, or any integral multiple thereof, subject to the provisions of the Indenture. The Indenture provides that the Shipowner shall not be required to make transfers or exchanges of (1) Obligations for a period of fifteen (15) days immediately prior to an Interest Payment Date, (2) Obligations after demand for payment of the Guarantees and prior to payment thereof or rescission of such demand as provided in Section 6.02(a) of the Indenture, or (3) any Obligation which has been selected for repayment or prepayment or redemption in whole or in part, except as to the unredeemed portion of any Obligation being repaid, prepaid or redeemed in part.
     The Shipowner, the Secretary, the Indenture Trustee, and any office or agency for the payment of Obligations may deem and treat the person in whose name this Bond is registered as the absolute owner thereof for all purposes, and neither the Shipowner, the Secretary, the Indenture Trustee, nor any such office or agency shall be affected by any notice to the contrary, whether this Bond shall be past due or not.
     No recourse shall be had for the payment of principal of, or the interest or premium (if any) on, this Bond, or for any claim based hereon or on the Indenture, against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of the Shipowner or of any successor corporation, as such, either directly or through the Shipowner or any such successor corporation, under any constitution, statute or rule of law or by the enforcement of any assessment, or otherwise, all such liability being expressly waived and released by the acceptance of this Bond and by the terms of the Indenture. So long as the Guarantee is in effect, there shall be no recourse against the Shipowner.
     None of the Make-Whole Premium or any other charges, costs, expenses or indebtedness owed by the Shipowner under the Bond Purchase Agreement to any Person is guaranteed by the United States. The Guarantee of the United States extends only to the principal and interest owed under this Bond and only to the extent specified herein.
     Neither this Bond nor the Guarantee endorsed hereon shall be valid or become obligatory for any purpose until the Indenture Trustee shall have fully signed the Authentication Certificate endorsed hereon.

(SIGNATURE PAGE FOLLOWS)

     IN WITNESS WHEREOF, the Shipowner has caused this Sinking Fund Bond to be duly executed by the manual or facsimile signatures of its duly authorized officers.
     Dated: September 30, 2005.

CAL DIVE I-TITLE XI, INC.,
as Shipowner

By

				Name: Title:	A. Wade Pursell Vice President

Attest:

By

	Name:	James L. Connor, III
	Title:	Vice President

GUARANTEE OF THE UNITED STATES OF AMERICA
     THE UNITED STATES OF AMERICA, represented by the SECRETARY OF TRANSPORTATION, acting by and through the MARITIME ADMINISTRATOR, pursuant to Title XI of the Merchant Marine Act, 1936, as amended, hereby guarantees to the holder of the Obligation annexed hereto, upon demand of the holder or his agent, payment of the unpaid interest on, and the unpaid balance of the principal of, such Obligation, including interest accruing between the date of default under such Obligation, and the payment in full of this Guarantee. The full faith and credit of the United States of America is pledged to the payment of this Guarantee. The validity of this Guarantee is incontestable in the hands of any holder of such Obligation. Payment of this Guarantee will be made in accordance with the provisions of such Obligation.

(SEAL)	UNITED STATES OF AMERICA,
SECRETARY OF TRANSPORTATION

By:

Acting Maritime Administrator
INDENTURE TRUSTEE’S AUTHENTICATION CERTIFICATE
     This is one of the Obligations described in the Indenture and the foregoing Guarantee is one of the Guarantees described in the Authorization Agreement.

WILMINGTON TRUST COMPANY,
as Indenture Trustee

By:

	Name:	Robert J. Perkins
	Title:	Assistant Secretary and
Financial Services Officer

ATTACHMENT NO. 1
to
Supplement No. 4 to Trust Indenture
FOURTH REVISED AMORTIZATION SCHEDULE
(Fourth Revision to Attachment 1 to the Original Indenture)

Month	Day	Year	Principal	Month	Day	Year	Principal
			($)				($)
February	1	2006	1,798,426	February	1	2017	3,072,944
August	1	2006	1,842,758	August	1	2017	3,148,692
February	1	2007	1,888,182	February	1	2018	3,226,307
August	1	2007	1,934,725	August	1	2018	3,305,836
February	1	2008	1,982,416	February	1	2019	3,387,325
August	1	2008	2,031,283	August	1	2019	3,470,822
February	1	2009	2,081,354	February	1	2020	3,556,378
August	1	2009	2,132,659	August	1	2020	3,644,043
February	1	2010	2,185,229	February	1	2021	3,733,868
August	1	2010	2,239,095	August	1	2021	3,825,908
February	1	2011	2,294,289	February	1	2022	3,920,217
August	1	2011	2,350,843	August	1	2022	4,016,850
February	1	2012	2,408,792	February	1	2023	4,115,866
August	1	2012	2,468,168	August	1	2023	4,217,322
February	1	2013	2,529,009	February	1	2024	4,321,279
August	1	2013	2,591,349	August	1	2024	4,427,798
February	1	2014	2,655,225	February	1	2025	4,536,943
August	1	2014	2,720,677	August	1	2025	4,648,779
February	1	2015	2,787,741	February	1	2026	4,763,372
August	1	2015	2,856,459	August	1	2026	4,880,789
February	1	2016	2,926,871	February	1	2027	5,001,092
August	1	2016	2,999,018